Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Announces the Exercise of the
Public Offering of Common Stock Over-Allotment
3.6 million shares issued at $1.25 per share

Danbury, Conn., July 28, 2010, — FuelCell Energy, Inc. (Nasdaq: FCEL) a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers announced today that the underwriters of the Company’s public offering of 24.0 million shares of common stock have closed on their over-allotment option to purchase an additional 3.6 million shares of FuelCell Energy common stock and have concluded the offering. The additional aggregate net proceeds to FuelCell Energy from the over-allotment option totaled approximately $4.2 million after deducting underwriting discounts, fees and expenses. FuelCell Energy intends to use the net proceeds from this offering for product development, project financing, expansion of manufacturing capacity, and general corporate purposes. Lazard Capital Markets LLC acted as the sole book-running manager and Canaccord Genuity Inc. was co-manager for the offering.

A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission. A final prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the base prospectus, the preliminary prospectus supplement and the final prospectus supplement relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or Canaccord Genuity Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 or via telephone at (800) 225-6201.

About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 500 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. 203-825-6153 ir@fce.com

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